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                                                                     EXHIBIT 4.1

                                THE M/A/R/C GROUP


                             1997 STOCK OPTION PLAN
                    (WITH LIMITED STOCK APPRECIATION RIGHTS)



         1. Purpose. The purpose of this Plan is to advance the interest of The M/A/R/C Group (the COMPANY) by providing an additional incentive to attract and retain qualified and competent employees and Directors, upon whose efforts and judgment the success of the Company and its Subsidiaries is largely dependent, through the encouragement of stock ownership in the Company by employees and Directors.

         2. Definitions. As used herein, the following terms have the meaning indicated:

                  (a) BOARD means the Board of Directors of the Company.

                  (b) COMMITTEE means the Stock Option Committee appointed by the Board under Section 15 hereof.

                  (c) DIRECTOR means a member of the Board.

                  (d) FAIR MARKET VALUE of a Share on any date of reference shall be the Closing Price on the business day immediately preceding the date, unless the Committee in its sole discretion determines otherwise in a fair and uniform manner. Any restriction on a Share shall be disregarded unless by its terms it does not lapse. For this purpose, the Closing Price of the Shares on any business day shall be (i) if the Shares are listed or admitted for trading on any United States national securities exchange, the last reported sale price of Shares on the exchange as reported in any newspaper of general circulation,
(ii) if Shares are not traded on any United States national securities exchange but are quoted on the National Association of Securities Dealers, Inc. Automated Quotation System, or any similar system of automated dissemination of quotations of securities prices in common use, the mean between the closing high bid and low asked quotations for that day of Shares on the system, (iii) if neither clause (i) or (ii) is applicable, the mean between the high bid and low asked quotations for Shares as reported by the National Quotation Bureau, Incorporated if at least two securities dealers have inserted both bid and asked quotations for Shares on at least five of the ten preceding days, (iv) in lieu of the above, if actual transactions in the Shares are reported on a consolidated transaction reporting system, the last sale price of the Shares on the system.

                  (e) DISINTERESTED PERSON means one who, at the time he acts on the granting of any Option or any Limited SAR is not eligible, and within one year prior thereto has not been eligible, to receive Shares, options for Shares or any rights with respect to Shares under this Plan or any other plan of the Company or any of its affiliates.

                  (f) INCENTIVE STOCK OPTION means an incentive stock option as defined in Section 422 of the Internal Revenue Code.


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                  (g) INTERNAL REVENUE CODE means the Internal Revenue Code of
1986, as amended from time to time.

                  (h) LIMITED SAR means a Limited Stock Appreciation Right as defined in Section 14.

                  (i) NON-INCENTIVE STOCK OPTION means an Option which is not an Incentive Stock Option.

                  (j) OPTION (when capitalized) means any option granted under this Plan.

                  (k) OPTIONEE means a person to whom a stock option is granted under this Plan or any person who succeeds to the rights of that person under this Plan by reason of the death of the person.

                  (l) PLAN means this 1997 Stock Option Plan for The M/A/R/C Group.

                  (m) SHARE(S) mean(s) a share or shares of the common stock, One Dollar ($1.00) par value per share, of the Company.

                  (n) SUBSIDIARY means any corporation (other than the Company) in any unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

         3. Shares of Stock Subject to Options. (a) The Company may grant to Optionees from time to time Options to purchase an aggregate of up to Five Hundred Thousand (500,000) Shares from Shares held in the Company's treasury or from authorized and unissued Shares. If any Option granted under the Plan is terminated, expires, or is canceled as to any Shares, new Options may thereafter be granted covering those Shares.

                  (b) The maximum aggregate fair market value (determined at the date of grant) of the Shares with respect to which an Optionee may be granted one or more Incentive Stock Options (under this Plan and all such plans of the Company and any parent and subsidiary of the Company [as defined in section 424 of the Internal Revenue Code] at the date of grant) which are exercisable for the first time during any calendar year shall not exceed $100,000.

                  For this purpose, Incentive Stock Options shall be taken into account in the sequence that they were granted.

         4. Options and Employment Provisions. (a) Optionees shall be those persons selected by the Committee from among the class of regular employees and Directors of the Company and of any Subsidiary; provided, however, that no Incentive Stock Option may be


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granted to a Director who is not also an employee of the Company or a
Subsidiary. Any person who files with the Committee, in a form satisfactory to the Committee, a written waiver of eligibility to receive any Option under this Plan shall not be eligible to receive any Option under this Plan for the duration of the waiver.

                  (b) Notwithstanding any other provision of the Plan, and in addition to any other requirements of the Plan, Options may not be granted to a Director unless (1) the grant of the Options is authorized by, and all of the terms of the Options are determined by, a Committee that is appointed in accordance with Section 15 of this Plan and all of whose members are Disinterested Persons, or (2) the Options are granted in conformity with all of the following requirements:

                           (i) The maximum number of Shares for which any one Director may be granted an Option in any calendar year must not exceed five percent (5%) of the total number of Shares for which Options may be granted under the Plan.

                           (ii) Options may be granted only on the date on which the Plan is adopted or, thereafter, only during the first three business days of any month.

                           (iii) Any Option may be exercised only after the expiration of 12 calendar months from the date the Option is granted.

                           (iv) Regardless whether the Option is an Incentive Stock Option or a Non-incentive Stock Option, the exercise price per Share of the Option must not be less than the Fair Market Value per Share on the date the Option is granted.

                           (v) Any Option granted under this Plan is considered a Non-incentive Stock Option unless the Option is designated and specifically identified as an "Incentive Stock Option" upon issuance.

                  (c) In granting Options, the Committee shall take into consideration the contribution the employee has made or may make to the success of the Company or its Subsidiaries and such other factors as the Committee may determine. The Committee shall also have the authority to consult with and receive recommendations from officers and other personnel of the Company and its Subsidiaries with regard to these matters. The Committee may from time to time in granting Options under the Plan prescribe such other terms and conditions concerning the Options as it deems appropriate, including, without limitation, relating an Option to achievement of specific goals established by the Committee or to the continued employment of the optionee for a specified period of time, provided that the terms and conditions are not more favorable to an Optionee than those expressly permitted herein.

                  (d) The Options granted to employees under this Plan shall be in addition to regular salaries, pension, life insurance or other benefits related to their employment with the Company or its Subsidiaries. Neither the Plan nor any Option granted under the Plan shall confer upon any person any right to continuance of employment by the Company or its Subsidiaries.


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                  (e) The Committee in its sole discretion shall determine in each case whether periods of military or government service shall constitute a continuation of employment for the purposes of this Plan or any Option.

         5. Option Price. Subject to Section 12 below, the option price per Share of any Option shall be any price determined by the Committee; provided, however, that the option price per Share of an Incentive Stock Option must not be less than the Fair Market Value per Share on the date the Option is granted.

         6. Exercise of Options. An Option shall be deemed exercised when the Company has received written notice of the exercise in accordance with the terms of the Option, and full payment of the aggregate option price of the Shares as to which the Option is exercised has been made. Unless further limited by the Board in any Option, the option price of any Shares purchased shall be paid solely in cash, by certified or cashier's check, by money order, with Shares or by a combination of the above; provided, however, that the Committee in its sole discretion may accept a personal check in full or partial payment of any Shares. If paid in whole or in part with Shares, the value of the Shares surrendered shall be their Fair Market Value. Nothing herein shall prohibit the Company, in its sole discretion, from lending to an Optionee, guaranteeing a loan to an Optionee, or otherwise assisting an Optionee to obtain the cash necessary to exercise all or a portion of an Option granted hereunder.

         7. Exercisability of Options. Any Option shall become exercisable in such amounts and at such intervals at the Committee shall provide in the Option, except as otherwise provided in this section 7.

                  (a) The expiration date of an Option shall be determined by the Committee at the time of grant, but in no event may an Option be exercisable after the expiration of ten (10) years from the date of grant of the Option.

                  (b) Unless otherwise provided in any Option, each outstanding Option shall become immediately fully exercisable:

                           (i) if the shareholders of the Company approve a plan of merger, consolidation, reorganization, liquidation or dissolution in which the Company does not survive (unless the approved merger, consolidation, reorganization, liquidation or dissolution is subsequently abandoned); or

                           (ii) if the shareholders of the Company approve a plan for the sale, lease, exchange or other disposition of all or substantially all the property and assets of the Company (unless the plan is subsequently abandoned).


                  (c) The Committee may in its sole discretion accelerate the date on which any Option may be exercised, subject to Section 12 below.


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         8. Termination of Option Period. (a) The unexercised portion of any
Option shall automatically and without notice terminate and become void at the time of the earliest to occur of the following:

                           (i) the date on which the Optionee's employment is terminated for cause;

                           (ii) three months after the date on which the Optionee's employment is terminated for any reason other than for cause (in which case (i) applies).

                  (b) After the occurrence of any event described in Section 7(b)(i) or (ii), the Committee in its sole discretion, may, after giving appropriate written notice to any Optionee holding one or more outstanding unexercised Options, cancel any Option that has not been exercised within thirty
(30) days (or such other period as the Committee may determine) after the date of the notice.

         9. Adjustment of Shares. (a) If at any time while the Plan is in effect or unexercised Options are outstanding, there shall be any increase or decrease in the number of issued and outstanding Shares through the declaration of a stock dividend or through any recapitalization resulting in a stock split-up, combination or exchange of Shares, then:

                  (i) appropriate adjustment shall be made in the maximum number of Shares then subject to being optioned under the Plan, so that the same proportion of the Company's issued and outstanding Shares shall continue to be subject to being optioned; and

                  (ii) appropriate adjustment shall be made in the number of Shares and the exercise price per Share then subject to any outstanding Option, so that the same proportion of the Company's issued and outstanding Shares shall remain subject to purchase at the same aggregate exercise price.

The Committee may change the terms of Options outstanding under this Plan, with respect to the option price or the number of Shares subject to the Options, or both, when, in the Committee's sole discretion, the adjustments become appropriate by reason of a corporate transaction (as defined in Treasury Regulation Section 1.425-1(a)(l)(ii). Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into the shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to the number of or exercise price of Shares then subject to outstanding Options granted under the Plan.

                  (b) Without limiting the generality of the foregoing, the existence of outstanding Options granted under the Plan shall not affect in any manner the right or power of the Company to make, authorize or consummate (1) any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business; (2) any


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merger or consolidation of the Company; (3) any issue by the Company of debt securities, or preferred or preference stock which would rank above the Shares subject to outstanding Options; (4) the dissolution or liquidation of the Company; (5) any sale, transfer or assignment of all or any part of the assets or business of the Company; or (6) any other corporate act or proceeding, whether of a similar character or otherwise.

         10. Nontransferability of Options. Each Option shall provide that the Option is not transferable by the Optionee otherwise than by will or the laws of descent and distribution, and each Option shall be exercisable during the Optionee's lifetime only by the Optionee.

         11. Issuance of Shares. (a) No person shall be, or have any of the rights or privileges of a shareholder of the Company with respect to any of the Shares issuable upon the exercise of any Option, unless and until certificates representing the Shares have been issued and delivered.

                  (b) Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue Shares under any Option if the sale or issuance of the Shares without registration of the Shares would constitute (as determined by the Committee in its sole discretion) a violation by the optionee or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or other forum in which Shares are traded; and, as a condition of any sale or issuance of Shares under any Option, the Committee may obtain such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation.

                  (c) Shares issued upon the exercise of any Option without registration of those Shares under the Securities Act of 1933 (the ACT) shall be restricted securities subject to the terms of Rule 144 under the Act. The certificates representing these Shares shall bear an appropriate legend restricting transfer and the transfer agent of the Company must be given stop transfer instructions with respect to the Shares.

         12. Options for 10% Shareholders. Notwithstanding any other provisions of the Plan to the contrary, an Incentive Stock Option must not be granted to any person owning directly (or indirectly through attribution under section 424(d) of the Code) at the date of grant, stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or of its parent or subsidiary [as defined in section 424 of the Internal Revenue Code] at the date of grant) unless the option price of the Option is at least 110% of the Fair Market Value of the Shares subject to the Option on the date the Option is granted, and the period during which the Option may be exercised does not exceed five (5) years from the date of grant.

         13. Non-incentive Stock Options. Non-incentive Stock Options shall be subject to all terms and provisions hereof except that each Non-incentive Stock Option (i) must be clearly designated as a Non-incentive Stock Option; (ii) may be granted for Shares in excess of the limits contained in Subsection 3(b) of this Plan; (iii) shall not be subject to Section 12 of this Plan; (iv) may be exercisable even though an Option is outstanding and the Fair Market Value (determined at the date of the grant of the Shares with respect to Incentive Stock Option(s) granted to an Optionee that can first be exercised by the Optionee in any calendar year is greater than $100,000; and (v) may require the Optionee to pay to the Company the amount which the


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Committee reasonably determines is necessary for the Company or Subsidiary employing the Optionee to withhold in accordance with applicable income tax withholding requirements. If both Incentive Stock Options and Non-incentive Stock Options are granted to an Optionee, the right to exercise, to the full extent thereof, Options of either type shall not be contingent in whole or in part upon the exercise of, or failure to exercise, Options of the other type.

         14. Limited Stock Appreciation Rights.

                  (a) The Committee shall have authority in its sole discretion to grant a Limited SAR with respect to all or some of the Shares covered by any Option (RELATED OPTION). A Limited SAR granted with respect to an Incentive Stock Option must be granted together with the Option. A Limited SAR granted with respect to a Non-incentive Stock Option may be granted together with or subsequent to the grant of the Option.

                  (b) For the purposes of this Section 14, the following definitions apply:

                           (i) LIMITED STOCK APPRECIATION RIGHT (also referred to herein as a LIMITED SAR) means a right granted under this Plan that entitles the holder thereof, in the event of an Offer for the Shares of the Company, to receive an amount in cash equal to the Spread.

                           (ii) OFFER means any tender offer or exchange offer for forty percent (40%) or more of the outstanding Shares of the Company, other than one made by the Company, provided that the corporation, person or other entity making the Offer acquires Shares under the Offer.

                           (iii) OFFER PRICE PER SHARE means the highest price per Share paid in any Offer that is in effect at any time during the period beginning on the sixtieth (60) day prior to the date on which a Limited SAR is exercised and ending on the date on which the Limited SAR is exercised. Any securities or properties that are a part or all of the consideration paid or to be paid for Shares in the Offer shall be valued in determining the Offer Price Per Share at the higher of (1) the valuation placed on the securities or properties by the corporation, person or other entity making the Offer or (2) the valuation placed on the securities or properties by the Committee.

                           (iv) SPREAD means with respect to each Limited SAR an amount equal to the product computed by multiplying (1) the excess of
         (A) the Offer Price Per Share over (b) the option price per Share of the Related Option, by (2) the number of Shares with respect to which the Limited SAR is being exercised; provided, however, that with respect to any Limited SAR granted together with an Incentive Stock Option the Spread must not exceed the amount permitted to be treated as the Spread under applicable Treasury Regulations or other legal authority without disqualifying the Option as an Incentive Stock Option.

                  (c) To exercise a Limited SAR the holder shall:


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                           (i) give written notice thereof to the Company,
         addressed to its home office to the Secretary of the Company, specifying the Limited SAR being exercised and the number of Shares with respect to which the Limited SAR is being exercised and the Related Option to which the Limited SAR is being exercised. The date of exercise shall be the date on which the written notice is either (1) deposited in the mail, postage prepaid, addressed to the home office of the Company (provided the notice is in fact received by the Company) or
         (2) actually delivered to the home office, if not mailed.

                           (ii) if requested by the Company, deliver within a reasonable time the agreement evidencing the Limited SAR being exercised and any Option agreement to which the Limited SAR relates to the Secretary of the Company who shall endorse or cause to be endorsed thereon a notation of the exercise and return all agreements to the holder.

                  (d) Upon the exercise of a Limited SAR, the holder shall receive in cash an amount equal to the Spread; provided, however, the Company may in its sole discretion withhold from this cash any amount necessary to satisfy the Company's obligation for withholding taxes with respect to the exercise.

                  (e) A Limited SAR may be exercised only during the period beginning on the first day following the date of expiration of any Offer and ending on the thirtieth day following the expiration date; provided, however, that a Limited SAR may be exercised only if and to the extent that its Related Option is eligible to be exercised on the date of the exercise of the Limited SAR.

                  (f) Each Limited SAR must comply with the requirements of Temp. Treasury Regulation 14a.422A-1Q.39; shall be on such terms and conditions not inconsistent with this Plan as the Board may determine; and shall be evidenced by a written agreement executed by the Company and the Optionee receiving the Limited SAR.

                  (g) Upon the exercise of a Limited SAR, any Related Option shall be terminated to the extent of the number of Shares covered by the Related Option with respect to which the Related Option was eligible to be exercised and with respect to which the Limited SAR is exercised; notwithstanding any other provisions of this Plan, no new Options may be granted under this Plan with respect to those Shares.

                  (h) Upon the exercise, expiration or termination of any Related Option, the Limited SAR with respect to the Related Option shall terminate to the extent of the number of Shares as to which the Option was exercised or terminated.

                  (i) The holder of a Limited SAR shall have no rights as a stockholder with respect to Shares subject to a Related Option.

                  (j) A Limited SAR shall not be transferable in any manner other than by will or the laws of descent or distribution and may be exercised during the lifetime of the Optionee only by the Optionee, and upon death only by the persons eligible to exercise the Optionee's Related Option.


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                  (k) A Limited SAR may be exercised only when the market value of the Shares with respect to its Related Option exceeds the option price of the Shares.

         15. Administration of the Plan. (a) The Plan shall be administered by a committee (herein called the COMMITTEE) consisting of not less than three (3) members of the Board; provided, however, that if no Committee is appointed, the Board shall administer the Plan. Except for the powers set forth in Section 17, the Committee shall have all of the powers of the Board with respect to the Plan. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board and any vacancy occurring in the membership of the Committee may be filled by Board appointment.

                  (b) The Committee, from time to time, may adopt rules and regulations for carrying out the purposes of the Plan. The determinations and the interpretation and construction of any provision of the Plan by the Committee shall be final and conclusive.

                  (c) Any decisions or determinations of the Committee may be made either (i) by a majority vote of the members of the Committee at a meeting or (ii) without a meeting by the written approval of a majority of the members of the Committee.

                  (d) The Committee shall have the authority to grant in its discretion to the holder of an outstanding Option in exchange for the surrender and cancellation of the Option either a new Incentive Stock Option or a new Non-incentive Stock Option providing for the purchase of more or fewer Shares and having a purchase price per Share higher or lower than provided in the surrendered Option and containing such other terms and conditions as the Committee may prescribe in accordance with the provisions of the Plan.

         16. Interpretation. (a) The Plan must be administered and interpreted so that all Incentive Stock Options granted under the Plan will qualify as Incentive Stock Options under section 422 of the Internal Revenue Code. If any provision of the Plan is held invalid for the granting of Incentive Stock Options or illegal for any reason, that determination shall not affect the remaining provisions hereof, but instead the Plan shall be construed and enforced as if that provision had never been included in the Plan.

                  (b) This Plan shall be governed by the laws of the State of Texas.

                  (c) Headings contained in this Agreement are for convenience only and shall in no manner be construed as part of this Plan.

                  (d) Any reference to the masculine, feminine, or neuter gender shall be a reference to such other gender as is appropriate.

         17. Amendment and Discontinuation of the Plan. The Committee, subject to the approval of the Board of Directors, may from time to time amend the Plan or any Option; provided, however, that [except to the extent provided in Section 9] no amendment may (a)


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without approval by the shareholders of the Company increase the number of
Shares reserved for Options or change the class of employees eligible to receive Options, (b) permit the granting of any Incentive Stock Option at an option price less than that determined in accordance with Sections 5 and 12, (c) permit the granting of Options that expire beyond the maximum 10-year period described in Section 7(a), or (d) extend the termination date of the Plan as set forth in
Section 18; and provided, further, that [except to the extent provided in
Section 8] no amendment or suspension of the Plan or any Option issued hereunder shall modify [within the meaning of Section 424(h) of the Code] any Incentive Stock Option, or substantially impair any Option, previously granted to any Optionee without the consent of the Optionee.

         18. Effective Date and Termination Date. The effective date of the Plan is April 17, 1997, and the Plan shall terminate on the 10th anniversary of the effective date.


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